Exhibit 99.1

Deckers Outdoor Corporation Reports Record Third Quarter Financial Results

Company Reports Third Quarter Sales Increased 21.7% to a Record of $277.9 Million

Third Quarter Diluted EPS Increased 24.4% to a Record $1.07 on a Post-Split Basis, Compared to Diluted EPS of $0.86 a Year Ago on a Post-Split Basis

Company Raises 2010 Sales and Earnings Outlook

GOLETA, Calif.--(BUSINESS WIRE)--October 28, 2010--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the third quarter ended September 30, 2010.

Third Quarter Highlights

  Net sales increased 21.7% to $277.9 million versus $228.4 million last year.
  Gross margin improved 420 basis points to 47.1% versus 42.9% a year ago.
  Diluted EPS increased 24.4% to $1.07 compared to $0.86 a year ago. The Company completed a three-for-one stock split, in the form of a stock dividend paid on July 2, 2010. All share and per share data in this release and accompanying tables have been adjusted to reflect the impact of such split for all periods presented.
  UGG® brand sales increased 20.2 % to $255.8 million versus $212.8 million last year.
  Teva® brand sales increased 51.7% to $13.7 million compared to $9.0 million a year ago.
  International sales increased 48.2% to $73.2 million versus $49.4 million last year.
  Retail sales increased 63.3% to $20.2 million compared to $12.3 million last year; same store sales rose 17.9%.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “The strong performance of our new fall lines helped fuel sales gains across each of our distribution channels and geographic regions compared to the third quarter of last year. We continue to successfully expand the UGG brand’s market share by developing more compelling products including boots, casuals and sneakers that target a wider consumer audience. The global response to our fall collection has been very encouraging, with sell-through rates accelerating as we’ve moved into the fourth quarter. At the same time, the strong momentum the Teva brand experienced during the first half of the year is carrying over into the second half. This was driven by increased shipments of our fall collection, led by an expanded offering of closed toe products coupled with strong in-season demand for our sandal assortment. We are encouraged by the current trends in our business and believe we are well positioned for a very good holiday selling season.”

Division Summary

UGG® Brand

UGG brand net sales for the third quarter increased 20.2% to $255.8 million compared to $212.8 million for the same period last year. The sales gain was primarily attributable to an increase in global shipments of fall product versus the same period a year ago, coupled with strong sales of the fall line at company owned retail stores.

Teva® Brand

Teva brand net sales increased 51.7% to $13.7 million for the third quarter compared to $9.0 million for the same period last year. The increase in sales was driven by higher reorders of the expanded spring line of open and closed toe footwear in the third quarter compared with the year ago period, an increase in domestic shipments of the fall line, as well as from the Company assuming control of direct distribution in the Benelux region.

Other Brands

Combined net sales of the Company’s other brands increased 26.5% to $8.4 million for the third quarter compared to $6.6 million for the same period last year. The increase in sales was driven by an increase in domestic shipments of fall product.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 3.8% to $8.7 million for the third quarter compared to $8.4 million for the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 63.3% to $20.2 million for the third quarter compared to $12.3 million for the same period last year, driven by eight new stores that opened since September 30, 2009 and a same store sales increase of 17.9% for those stores that were open for the full three month periods ended September 30, 2009 and 2010.

Share Repurchases

During the third quarter, the Company repurchased approximately 170,000 shares of its common stock under its stock repurchase program for a total of approximately $7.4 million. As of September 30, 2010, the Company had approximately $20 million authorized repurchase funds remaining under its $50 million stock repurchase program announced in June 2009. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

Full-Year 2010 Outlook

  Based on better than expected third quarter results combined with higher projected sales for the UGG and Teva brands, the Company is raising its full-year outlook.
  The Company now expects its full-year revenue to increase approximately 16% over 2009 levels, compared to previous guidance of approximately 14%.
  The Company now expects its full-year diluted earnings per share to increase approximately 22% over the non-GAAP diluted EPS of $2.98 in 2009, compared to previous guidance of approximately 16%. This guidance assumes a gross profit margin of approximately 49% and SG&A as a percentage of sales of approximately 25%. The non-GAAP diluted EPS of $2.98 in 2009 has been adjusted to reflect the three-for-one stock split, in the form of a stock dividend, that was distributed in July 2010, and excluded pre-tax non-cash impairment charges of $1.0 million, or $0.02 per diluted share, as discussed in the related earnings release.
  Fiscal 2010 guidance includes a reduction of net income of approximately $8.0 million pre-tax, with a diluted EPS impact of approximately $0.13, resulting from estimates of incremental expenses associated with the continuing transition to wholesale sales for the Teva brand in the Benelux region and France, and incremental expenses and a shift in sales from 2010 to 2011 associated with the expected transitions in January 2011 to wholesale sales for the UGG, Teva and Simple brands in the United Kingdom as well as the UGG and Simple brands in the Benelux region and France. Fiscal 2010 guidance also assumes an effective tax rate of 36.8% compared to 36.2% in 2009 due to the impact on international income from the aforementioned incremental expenses and shift in profit.

Fourth Quarter Outlook

  The Company reiterated its outlook for both the fourth quarter 2010 revenue and diluted EPS to increase approximately 8% over 2009 levels. This guidance includes incremental expenses and a shift in sales from 2010 to 2011 associated with the upcoming transitions described above and assumes a gross profit margin of approximately 52% and SG&A as a percentage of sales of approximately 21%.

The Company’s conference call to review third quarter fiscal 2010 results will be broadcast live over the internet today, Thursday, October 28, 2010 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Ahnu® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended September 30, 2010 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the continued decline of the global economy; the ability to realize returns on our new and existing retail stores; our ability to anticipate fashion trends; a decline in wholesaler, distributer, or direct consumer demand or inventory needs; impairment charges related to a decline in the value of our brands’ intangible assets below their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and adequately protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply and store our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; volatile credit and equity markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel or the interruption of key information technology systems; a delay, increase in cost, or interruption in the delivery of merchandise to our customers; the sensitivity of our sales to seasonal and weather conditions; and we could be subject to additional income tax liabilities. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the SEC on March 1, 2010, and under “Risk Factors” in any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$250,536	315,862
Restricted cash	200	300
Short-term investments	-	26,120
Trade accounts receivable, net	142,232	76,427
Inventories	197,313	85,356
Prepaid expenses and other current assets	7,921	7,210
Deferred tax assets	9,712	9,712
Total current assets	607,914	520,987

Restricted cash	200	400
Property and equipment, at cost, net	42,907	35,442
Intangible assets, net	25,239	23,940
Deferred tax assets	16,704	16,704
Other assets	4,214	1,570

Total assets	$697,178	599,043

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$73,202	47,331
Accrued payroll	20,575	20,869
Other accrued expenses	9,879	12,985
Income taxes payable	23,109	19,685
Total current liabilities	126,765	100,870

Long-term liabilities	8,091	6,269

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	385	129
Additional paid-in capital	136,971	125,431
Retained earnings	424,228	365,304
Accumulated other comprehensive income	174	494
Total Deckers Outdoor Corporation stockholders' equity	561,758	491,358
Noncontrolling interest	564	546
Total equity	562,322	491,904

Total liabilities and equity	$697,178	599,043

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$277,879	228,414	570,865	465,188
Cost of sales	146,926	130,463	301,262	267,539
Gross profit	130,953	97,951	269,603	197,649

Selling, general and administrative expenses	64,639	44,871	161,252	121,018
Impairment loss	-	-	-	1,000
Income from operations	66,314	53,080	108,351	75,631

Other income, net	213	105	775	1,942
Income before income taxes	66,527	53,185	109,126	77,573

Income tax expense	24,555	19,434	40,104	28,702

Net income	41,972	33,751	69,022	48,871
Net loss (income) attributable to the
noncontrolling interest	171	74	(18)	173

Net income attributable to Deckers Outdoor
Corporation	$42,143	33,825	69,004	49,044

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$1.09	0.87	1.79	1.25
Diluted	$1.07	0.86	1.76	1.24

Weighted-average common shares:
Basic	38,615	38,928	38,638	39,183
Diluted	39,228	39,210	39,258	39,480

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

Twelve-month
period ended
December 31, 2009
GAAP Presentation
Net income attributable to Deckers Outdoor Corporation	$116,786

Net income per share attributable to Deckers Outdoor
Corporation common stockholders:
Basic	$2.99
Diluted	$2.96

Weighted-average shares:
Basic	39,024
Diluted	39,393

Reconciliation to Non-GAAP Measures
Income before income taxes	$183,223

Add back impairment charges	1,000

Income before income taxes, excluding impairment charges	184,223

Income tax expense (1)	66,666

Net income excluding impairment charges	117,557

Net income attributable to the noncontrolling interest	(133)

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	$117,424

Net income per share excluding impairment charges attributable to Deckers Outdoor Corporation common stockholders:
Basic	$3.01
Diluted	$2.98

(1) The non-GAAP income tax expense assumes the same effective tax rate as the GAAP income tax expense for the period presented.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable period, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable period and is an indicator management uses for planning and forecasting future periods.

The excluded item represents non-cash impairment charges associated with the write-down of the
Company's TSUBO trademarks because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Chief Financial Officer
Tom George, 805-967-7611
or
Investor Relations:
ICR, Inc.
Brendon Frey, 203-682-8200